EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

DUAL DIRECTION SEGMENT OPTION RIDER

This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. In this Rider, “we”, “our” and “us” mean Equitable Financial Life Insurance Company of America, “you” and “your” mean the Owner and “Rider” means this Rider. Subject to the terms and conditions of this Rider, you may make allocations to a Dual Direction Segment with this index linked and variable deferred annuity Contract as described below.

[This Rider is effective upon your Contract Date.]

PERFORMANCE CAP RATE: In certain situations, depending on the performance of the Index, your Segment Rate of Return may exceed the Performance Cap Rate as shown in Row 2 of the table below in Section [2.01(n)].

The following is added to the definition of Segment Rate of Return and is applicable to Dual Direction Segments:

SECTION [2.01(n)] SEGMENT RATE OF RETURN

For the Dual Direction Segment Option, your Segment Rate of Return is determined as follows:

If the Index Performance Rate multiplied by the Participation Rate:	Then the Segment Rate of Return applicable to your Dual Direction Segment will be:
Is greater than the Performance Cap Rate	Equal to the Performance Cap Rate [, minus the Return of Premium Death Benefit (“ROP DB”) Rider Charge cumulative percentage described in Section III of the ROP DB Rider.]

Is between the Performance Cap Rate and Segment Buffer, inclusive of both	Equal to the absolute value* of the Index Performance Rate multiplied by the Participation Rate [, minus the Return of Premium Death Benefit (“ROP DB”) Rider Charge cumulative percentage described in Section III of the ROP DB Rider.]

Is less than the Segment Buffer	Negative, to the extent the percentage decline exceeds the Segment Buffer [, minus the Return of Premium Death Benefit (“ROP DB”) Rider Charge cumulative percentage described in Section III of the ROP DB Rider.]

*	For purposes of the Segment Rate of Return calculation, the “absolute value” of the Index Performance Rate is the Index Performance Rate without regard to its mathematical sign (positive or negative).

2021SCS-DD-Z	1

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[	[

Mark Pearson,	José Ramón González
Chief Executive Officer]	Chief Legal Officer and Secretary]

2021SCS-DD-Z	2